EX-FILING FEES
Calculation of Filing Fee Table

Form Schedule TO
(Form Type)

Priority Income Fund, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Value

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule
Fees to be paid	$5,402,100(1)	$92.70	$500.87(2)
Fees Previously Paid	N/A		—
Total Transaction Valuation	$5,402,100
Total Fees Due for Filing			$500.87
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$500.87

(1) The Registrant hereby offers to purchase up to $5,403,100 worth of its issued and outstanding common stock, par value $0.01 per share.
(2) Calculated as 100% of the Transaction Valuation.